Exhibit 99.1

news release
Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS THIRD QUARTER RESULTS, INCLUDING STRONG REVENUE GROWTH AT
CLINICAL LABS REFLECTING INCREASING VOLUME AND GREATER MOLECULAR DIAGNOSTIC ACTIVITY

NEW YORK, NY, June 9, 2015 – Enzo Biochem Inc. (NYSE:ENZ) today reported results for the fiscal quarter and nine months ended April 30, 2015.

Highlights:

•	Enzo Clinical Labs’ third quarter revenues grew to $15.7 million or 8% ahead of the prior year period; operating margins of 38% rose 500 basis points from the prior year, and 100 bps sequentially.

•	Life Sciences’ third quarter revenues were $7.9 million or 9% below the prior year period as a result of foreign currency headwinds and the timing of customer reordering patterns. Year to date revenue even with the prior year period on a constant currency basis.

•	Early benefits of FlowScript™ are being realized internally while also being validated at external laboratories.

•	Research and Development activities include the launch of new enabling technology projects in the areas of genomics and oncology.

•	Both operating segments reported strong operating income and generated positive cash flow in the quarter.

•	Cash and cash equivalents amounted to $14.4 million; working capital of $13.5 million after investing more than $500,000 in infrastructure and expansion during the third quarter.

Barry Weiner, Enzo President, Comments:

“The third quarter was noteworthy as we continue to focus on business growth in both operating segments. We achieved important operating progress and revenue growth in Clinical Labs and moved forward with exciting new technology platforms that will provide our physicians and customers with leading edge healthcare services and products. Our Company has effectively instituted a number of new projects that reduce costs and increase efficiency, while developing and promoting new programs, particularly in the molecular diagnostic realm, that are materially strengthening Enzo’s outlook. Mounting importance of molecular diagnostic testing, together with greater in-house development of new higher-margin testing capabilities, underscores our successful strategy to use, partner and develop tools that are in the forefront of identifying complex and life threatening diseases to materially aid patient care. As we execute on our business plan, the results are contributing to enhanced margins, profitability and positive cash flow within our two operating segments. Integration of Life Sciences research and Clinical Labs diagnostic capabilities increasingly is yielding tangible results as we remain confident regarding new platform and assay development. As for operations, demand for Life Sciences’

most popular, higher-margin products that represent the bulk of our product revenues remained strong. We anticipate that new measures introduced to market our unique capabilities and service offerings, the introduction of assays built around our new platforms, and product introductions in several Asian countries, will help balance out recent European currency headwinds.”

Overview

The quarter was characterized by progress on the development front, with validation completed and production ongoing for gene expression assays for use in connection with the FlowScript™ platform, in addition to others. While awaiting AmpiProbe™ approval, Life Sciences and Clinical Labs have validated for use on the platform a hepatitis (HCV) assay, completed feasibility work related to another for HIV (AIDS) and are expecting production in coming months of a far-ranging women’s panel. Additional application development and upgrades have also been completed for genomics labeling kits and the launching of two new immunoassays. Marketing efforts to introduce and create awareness of FlowScript™ are off to a very promising start with its promotion through an intensive sales effort and presentations at important industry trade events.

On the operational side, increased emphasis is being placed on investment in new, advanced processing equipment to expand and update diagnostic capabilities, along with increasing utilization of in-house tests that are enabling us to materially reduce reliance on outside suppliers. Rollout of FlowScript™ is indicative of this trend, which is helping to drive higher Clinical Labs gross margins. Enzo Clinical Labs has entered into licensing agreements enabling it to broaden the availability of molecular diagnostic tests having enhanced capabilities, such as a new test that can help predict risk of coronary heart disease (CHD) among patients having no prior history of cardiovascular problems. It has also successfully achieved cost reduction of some purchased reagents. The focus throughout is on adding to the Company’s proprietary product mix, enhancing services, reducing costs and building in greater efficiencies, while facilitating awareness and use of Enzo’s unique technological platforms to grow revenues and achieve profitability.

“On the legal front, we are preparing for a trial later this year in New York in a case we brought against Hoffman LaRoche, while also moving forward with 12 cases charging infringement we have underway in Delaware courts. As a result, legal expenses continue to be substantial, and remain a necessary but important strategic investment to protect the extraordinary value of our patent estate.

Third Quarter Results

Revenues of $24.0 million were up slightly but essentially remained constant with a year ago, with an 8% increase in Clinical Labs more than offsetting reduced Life Science product and royalty income. Sequentially, revenues advanced 4% from the preceding quarter, with both Life Sciences product revenue up 2%, and Clinical Labs, up 6%, contributing to the improvement.

Total operating expenses increased to $26.8 million, compared to $24.5 million, a year ago. Excluding the effect of legal settlements in both periods, expenses were $0.6 million lower year-over year. SG&A (sales, general and administrative) expenses improved to 42% of revenues, from 44% a year ago, remaining steady sequentially, and the provision for uncollectable receivables was lower by 14% from a year ago and 2% than in the preceding quarter.

Gross margin increased to $10.5 million, from $10.4 million from a year ago, and gross profit as a percentage of revenues increased to 44%, from 43%, a year ago. Net loss for the quarter amounted to $(2.9) million, or $(0.06) per share fully diluted, compared to ($0.5) million a year ago, or $(0.01) per share fully diluted. On a non-GAAP basis, which adjusts for legal settlements and related fees, as well as restructuring expenses, non-GAAP net loss of $(3.1) million for the quarter, compared to $(2.1) million a year ago. Adjusted EBITDA was ($2.2) million compared to ($1.0) million in the prior year period.

On April 30, 2015, working capital amounted to $13.5 million, with cash and cash equivalents at $14.4 million. Cash declined in the quarter by $1.0 million compared to the previous quarter ended in January, with approximately half that amount or $0.5 million invested in capital expenditures, including new lab equipment.

Third Quarter Segment Results

Enzo Clinical Labs had an excellent quarter, with operations benefiting both from growth of molecular diagnostic testing throughput and effective efforts in reducing costs and improving efficiencies. Revenues grew to $15.7 million, an 8% increase over the prior year period, and gross margins improved 25% to $5.9 million. As a percentage of revenues, gross profit increased to 38%, from 33%. Operating income was $0.3 million, a $3.6 million turnaround from a year ago. At Enzo Life Sciences, softer demand combined with the effects of foreign currency resulted in a 9% decline in revenues, to $7.9 million, yet increased 2% from the previous fiscal quarter. During the quarter, foreign currency effect contributed to $0.4 million decline of product revenue. Royalty income declined to $0.4 million or 42% from the prior year period. Gross margin amounted to $4.6 million, compared to $5.6 million from the prior year period, while gross profit as a percent of revenues at 55%, compared with 60% a year ago. The program to emphasize higher margin products instituted over the past year remains effective, as the unit continued profitability and remained cash flow positive. Operating income totaled $1.0 million, compared to $6.1 million in the prior year period.

Nine Month Results

Revenues of $71.9 million, compared to $71.0 million, a gain of 1%, reflecting 7% growth in Clinical Labs results. Cost of goods sold was essentially unchanged, while legal expenses increased 51%, to $7.2 million. Operating expenses are lower than the prior nine month period as the provision for uncollectible receivables improved 30%, to $1.7 million and SG&A declined $1.1 million, or to 42% of total revenues, compared to 44% a year ago, or a 200 bp improvement. The net loss amounted to $(10.7) million, compared to $(6.8) million a year ago. The prior year period included a $3.1 million legal settlement. Gross margin increased to $31.5 million, or 44% of revenues, compared to $30.7 million and 43%, respectively.

Conference Call

The Company will conduct a conference call Wednesday, June 10, 2015 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 53506630. Interested parties may also listen over the Internet: http://tinyurl.com/l64946s. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on Wednesday, June 24, 2015. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 53506630. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For Enzo Biochem, Inc.

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Nine months ended
Selected operations data:	April 30,		April 30,
	(unaudited)		(unaudited)

	2015	2014	2015	2014
Revenues:
Clinical laboratory services	$15,657	$14,542	$46,204	$43,250
Product revenues	7,906	8,707	23,631	24,424
Royalty and license fee income	423	729	2,067	3,366

Total revenues	$23,986	$23,978	$71,902	$71,040

Gross profit	$10,483	$10,394	$31,510	$30,744

Gross profit %	44%	43%	44%	43%

Loss before income taxes	(3,003)	(448)	(10,815)	(6,743)

Benefit (provision) for income taxes	96	(7)	88	(65)

Net loss	$(2,907)	$(455)	$(10,727)	$(6,808)

Basic and diluted loss per share	($0.06)	($0.01)	($0.24)	($0.16)

Weighted average shares outstanding - basic and diluted	45,797	43,243	45,120	42,062

Selected balance sheet data:
	April 30, 2015	July 31, 2014
	(unaudited)	(unaudited)

Cash and cash equivalents	$14,375	$17,455

Working capital	$13,529	$15,771

Stockholders’ equity	$34,060	$36,950

Total assets	$58,516	$64,411

The following table presents a reconciliation of reported net income (loss) and basic and diluted earnings per share to non-GAAP net income (loss) and basic and diluted earnings per share for the three and nine months ended April 30, 2015 and 2014, respectively.

ENZO BIOCHEM, INC.

Non-GAAP, Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	April 30,		April 30,
	2015	2014	2015	2014

Reported GAAP net income (loss)	$(2,907)	$(455)	$(10,727)	$(6,808)
Adjusted for:
Legal settlements, net	(170)	(3,100)	(170)	(3,100)
Legal fees associated with settlements	—	965	—	965
Separation payments and accelerated stock compensation	—	498	—	468
Exit costs associated with contract terminations	—	—	—	—
Non-GAAP net income (loss)	$(3,077)	$(2,092)	$(10,897)	$(8,475)

Weighted Shares Outstanding
Basic and diluted	45,797	43,243	45,120	42,062
Basic and diluted earnings per share
Basic and diluted earnings per share GAAP	($0.06)	($0.01)	($0.24)	($0.16)
Basic and diluted earnings per share non-GAAP	($0.07)	($0.05)	($0.24)	($0.20)

The following table presents a reconciliation of reported net income (loss) for the three and nine months ended April 30, 2015 and 2014, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA, Reconciliation Table
(Unaudited, in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2015	2014	2015	2014

GAAP net (loss)	$(2,907)	$(455)	$(10,727)	$(6,808)
Plus:
Depreciation and amortization	935	1,002	2,797	3,015
Interest expense	58	47	176	161
(Benefit) provision for income taxes	(96)	7	(88)	65
EBITDA	$(2,010)	$601	$(7,842)	$(3,567)

Adjusted for:
Legal settlements, net	(170)	(3,100)	(170)	(3,100)
Legal fees associated with settlements	—	965	—	965
Separation payments and accelerated stock compensation	—	498	—	468
Exit costs associated with contract terminations	—	—	—	—

Adjusted EBITDA	$(2,180)	$(1,036)	$(8,012)	$(5,234)